EXHIBIT 99.1

Media Contact	Investor Relations
Vicki Contavespi	Jessica Bartlow
T+ 1.571.209.7660	T+ 1.703.678.2114
vicki.contavespi@icxt.com	jessica.bartlow@icxt.com

ICX TECHNOLOGIES ANNOUNCES CHANGE IN TOP MANAGEMENT

Arlington, Va. (Apr. 17, 2009) – ICx Technologies, Inc. (Nasdaq GS: ICXT), a developer of advanced sensor technologies for homeland security, force protection and commercial applications, announced today the promotion of Colin Cumming to President and Chief Executive Officer. Cumming has served as Company CTO and President of the Detection business unit. Hans Kobler will continue to serve as Executive Chairman, and will focus on strategic growth initiatives for the company.

“Colin Cumming is one of our company’s founders, and from day one he has done an outstanding job turning our detection division into a leading and important player in the industry. With the progress of our company-wide unification and streamlining initiatives, he will now bring that same discipline to a much leaner and more unified ICx,” remarked Hans Kobler, executive chairman. “With the formational phase completed and day-to-day operations in safe hands, as long contemplated, I am free to focus on pursuing some of the tremendous growth opportunities we see from increased government spending, international expansion and related strategic activities.”

“The initial task in forming ICx Technologies, a company built to address the challenges of homeland security, force protection and asymmetric warfare, was to attract world-leading technology teams and integrate them into a synergistic operating company,” said Colin Cumming, ICx CEO. “Our exceptional growth and market acceptance with the most demanding customers demonstrates our success in this endeavor,” he continued. “Now, I am very excited to lead an exceptional team as we enter the next phase of the integration process—driving towards a more nimble and efficient organization producing the world’s best sensors and solutions with fully integrated product families.”

Mr. Cumming was founder and CEO of Nomadics for 11 years prior to its merging with ICx Technologies.

The promotion is effective immediately, and in accordance with it, Mssrs. Kobler, Cumming and ICx CFO, Deborah Mosier, have entered long-term employment agreements.

About ICx Technologies

ICx Technologies is a leader in the development and integration of advanced sensor technologies for homeland security, force protection and commercial applications. Our proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats, and deliver superior awareness and actionable intelligence for wide-area surveillance, intrusion detection and facility security. We then leverage our unparalleled technical expertise and government funding to address other emerging challenges of our time including a cleaner environment, alternative energy and life science.